As filed with the Securities and Exchange Commission on August 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WELLS FARGO & COMPANY

(Exact name of registrant as specified in charter)

Delaware	41-0449260
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

420 Montgomery Street San Francisco, California (800) 292-9932	94163
(Address of principal executive offices)	(Zip code)

Wells Fargo & Company Special Deferral Plan for Select Employees

Wells Fargo & Company Special Award Plan

(Full titles of the plans)

James M. Strother

Executive Vice President and General Counsel

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

(415) 396-1793

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Copies to:

Jeannine E. Zahn

Wells Fargo & Company

Wells Fargo Center, MAC N9305-173

Sixth & Marquette

Minneapolis, MN 55479

(612) 667-4652

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Deferred Compensation Obligations	$30,000,000(1)	100%	$30,000,000	$3,483(2)

(1)	Represents unsecured obligations of Wells Fargo & Company to pay deferred compensation in the future in accordance with the Wells Fargo & Company Special Deferral Plan for Select Employees and the Wells Fargo & Company Special Award Plan. Wells Fargo & Company is the guarantor of the deferred compensation obligations.
(2)	Determined in accordance with Rule 457(h).

This registration statement shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933 and Rule 462 thereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Wells Fargo & Company (“Wells Fargo”) with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference. All documents were filed with the Commission under File No. 001-02979.

•

Wells Fargo’s Annual Report on Form 10-K for the year ended December 31, 2010, including information specifically incorporated by reference into the Form 10-K from Wells Fargo’s 2010 Annual Report to Stockholders and Wells Fargo’s definitive Notice and Proxy Statement for Wells Fargo’s 2011 Annual Meeting of Stockholders;

•	Wells Fargo’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and

•

Wells Fargo’s Current Reports on Form 8-K filed January 3, 2011, January 3, 2011, January 5, 2011, January 19, 2011, January 28, 2011, January 31, 2011, February 7, 2011, February 8, 2011, February 15, 2011, February 28, 2011, March 2, 2011, March 7, 2011, March 15, 2011, March 18, 2011, March 18, 2011, March 22, 2011, March 29, 2011, March 29, 2011, March 30, 2011, March 31, 2011, April 5, 2011; April 8, 2011; April 20, 2011; April 25, 2011; April 29, 2011; May 6, 2011; May 6, 2011; May 13, 2011; May 25, 2011; May 25, 2011; May 31, 2011; June 7, 2011; June 13, 2011; June 28, 2011; June 30, 2011; July 6, 2011; July 19, 2011; July 28, 2011; July 29, 2011; August 5, 2011; August 12, 2011 and August 12, 2011 (other than portions of these documents not deemed to be filed).

All documents filed by Wells Fargo with the Commission pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.

The deferred compensation obligations being registered herein (the “Deferred Compensation Obligations”) are issuable under the terms of the Wells Fargo & Company Special Deferral Plan for Select Employees (the “Special Deferral Plan”) and the Wells Fargo & Company Special Award Plan (the “Special Award Plan” and, together, the “Plans”). The Deferred Compensation Obligations represent obligations of Wells Fargo to pay participants in the Plans certain compensation amounts in the future that that have been credited to a participant’s account under the Plans and, with respect to the Special Deferral Plan, those vested awards that the participants have elected to defer. Participating employers are Wells Fargo and its affiliated companies.

The Plans are intended to be unfunded plans maintained primarily for the purpose of providing deferred compensation benefits for (i) a select group of management and other highly compensated employees of Wells Fargo or one or more participating employers under the Special Deferral Plan and (ii) a select group of employees of Wells Fargo or one or more participating employers under the Special Award Plan. The Special Deferral Plan is intended to allow certain highly compensated employees to defer the payment of current compensation to future years for tax and financial planning purposes. The Deferred Compensation Obligations are payable in cash and generally will be paid in either a lump sum or in annual installments over a certain term upon retirement, death or other termination of service.

The obligation to pay the vested balance of a Plan participant’s account shall at all times be an unfunded and unsecured obligation of Wells Fargo and rank pari passu with other unsecured and unsubordinated indebtedness of Wells Fargo. Wells Fargo, as sponsor of the Plans, shall serve as the guarantor of the Deferred Compensation Obligations, but such guaranty shall also be unfunded and unsecured. The Deferred Compensation Obligations are not convertible into any other security of Wells Fargo. Benefits are payable solely from Wells Fargo’s general funds and are subject to the risk of corporate insolvency. Wells Fargo may but is not required to establish or maintain a special or separate fund or otherwise to segregate assets to facilitate payments under the Plans, and participants will not have any interest in any particular assets of Wells Fargo by reason of any obligation created under the Plans. Nothing in the Plans creates or may be construed as creating a trust of any kind or any other fiduciary relationship between Wells Fargo and a participant or any other person, and each participant (or person claiming through him or her) will be responsible for enforcing his or her own rights with respect to the Deferred Compensation Obligations. A participant’s rights to the Deferred Compensation Obligations cannot be transferred, assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plans. Any attempt to sell, transfer, assign, pledge or encumber the Deferred Compensation Obligations will be void.

The amount of compensation to be credited to the account of or deferred by each participant is determined in accordance with the terms of the applicable Plan and, with respect to extended deferrals under the Special Deferral Plan, will be based on elections by the participant. Amounts in a participant’s account under both Plans will be indexed to one or more hypothetical or “deemed” investment media individually chosen by a participant from the hypothetical investment funds available under the Plans. Each participant’s account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Amounts credited to the account of or deferred by the participants, as applicable, may be fully vested (i.e., nonforfeitable) and may be forfeitable in certain situations. There is no trading market for the Deferred Compensation Obligations.

The Plans may be amended or terminated at any time by Wells Fargo’s Board of Directors or by any committee appointed by Wells Fargo’s Board of Directors that is authorized to administer the Plans. Generally, except for such modifications, limitations or restrictions as may otherwise be required to avoid current income taxation or other adverse tax consequences to Plan participants resulting from future changes to the tax laws and regulations applicable to the Plans, no such plan amendment or plan termination shall adversely affect the benefits of Plan participants accrued to date under the Plans or otherwise reduce the then outstanding balances credited to their Plan accounts or otherwise adversely affect the vesting schedules or distribution/rollover provisions in effect for those accounts, and those Plan accounts shall, subject to the foregoing exception, continue to become due and payable in accordance with the vesting and distribution of provisions of the Plan as in effect immediately prior to such amendment or termination.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Restated Certificate of Incorporation of Wells Fargo provides for broad indemnification of directors and officers. Wells Fargo also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 12, 2011

WELLS FARGO & COMPANY

By:	/s/ John G. Stumpf
John G. Stumpf
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 12, 2011 by the following persons in the capacities indicated:

/s/ John G. Stumpf	Chairman, President and Chief Executive Officer (Principal Executive Officer)
John G. Stumpf

/s/ Timothy J. Sloan	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Timothy J. Sloan

/s / Richard D. Levy	Executive Vice President and Controller (Principal Accounting Officer)
Richard D. Levy

JOHN D. BAKER II	CYNTHIA H. MILLIGAN	A majority of the Board of Directors*
JOHN S. CHEN	NICHOLAS G. MOORE
LLOYD H. DEAN	PHILIP J. QUIGLEY
SUSAN E. ENGEL	JUDITH M. RUNSTAD
ENRIQUE HERNANDEZ, JR.	JOHN G. STUMPF
DONALD M. JAMES	SUSAN G. SWENSON
MACKEY J. McDONALD

*	John G. Stumpf, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ John G. Stumpf
John G. Stumpf
Attorney-in-Fact

EXHIBIT INDEX

Number	Description

5	Opinion of Jeannine E. Zahn.

23.1	Consent of Jeannine E. Zahn (included in Exhibit 5).

23.2	Consent of KPMG LLP.

24	Powers of Attorney.